AMENDMENT NUMBER 1 TO THE AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of July 1, 2021, is made to the Amended and Restated Transfer Agency and Service Agreement dated July 1, 2020, (the “Agreement”) between Short-Term Investments Trust (the “Fund”) and Invesco Investment Services, Inc. (the “Transfer Agent”).

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to reflect certain pricing changes.

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows;

1) Section 2.01 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.01. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent a fee as set forth on Schedule A hereto. Such fee may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

2) Section 2.02 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.02. Intentionally omitted.

3) Section 2.03 of the Agreement is hereby amended and restated to read in its entirety as set forth below:

2.03. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Shares.

3) The Agreement is hereby amended to add Schedule A as set forth below:

SCHEDULE A

Fee Schedule

For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees, on behalf of each of the Portfolios, to pay the Transfer Agent for shareholder accounts as follows (as applicable):

	Rate (annual)	Applies to	Share Class	Structure
Open-End Mutual Funds and Interval Funds
Per Account fee	$17.60	accounts IIS services	excludes R5 & R6	fund charge
Closed Per Account Fee[1]	$0.70	accounts IIS services	excludes R5 & R6	fund charge
Small Balance Per Account Fee[2]	$12.00	accounts IIS services & subaccounts	excludes R5 & R6	return to fund
Sub Transfer Agency Expenses[3]		subaccounts	excludes R6	fund reimbursement
Investment Credits		interest earned on balances in disbursement accounts		return to fund
Asset Based Fee (using complex-wide aggregated average daily net assets)
All Funds except Tax Exempt Bond Funds	in bps	all funds except Tax Exempt Bond Funds	all share classes	fund charge
First $285 billion	3.00
Next $50 billion	2.75
Over $335 billion	2.50
Tax Exempt Bond Funds[4]	in bps	all Tax Exempt Bond Funds	all share classes	fund charge
First $50 billion	1.50
Next $15 billion	1.25
Over $65 billion	1.00
TA Expense Cap[5]	10 bps		R5 & R6
VI Funds
Asset based fee per Fund based on average daily net assets	0.5 bps		all share classes	fund charge
Institutional Money Market Funds
Asset based fee per Fund based on average daily net assets	0.9 bps		all share classes	fund charge

[1]	To be paid for 12 months following the date an account was closed.
[2]	Does not apply to Invesco Exchange Fund and interval Funds.
[3]	Sub Transfer Agency Expenses are the fees paid to third party recordkeepers, which are passed through to the Funds subject to the Sub-Accounting Fee Payment Oversight Policy.
[4]	Includes all open-end Funds (excluding VI and institutional money market Funds) subject to an 80% policy to invest in tax-exempt/municipal securities per Rule 35d-1 under the 1940 Act.
[5]

The Transfer Agent agrees to waive the collection of any fee or reimbursement to the extent collection of such fee or reimbursement would cause expenses incurred by Class R5 and Class R6 of a Portfolio to exceed 0.10% of the average net assets attributable to such Class.

Out of Pocket Expenses. The Transfer Agent is responsible for out-of-pocket expenses relating to the procurement of goods and services, as they relate to obligations set forth in Article I of the Agreement.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by and through their duly authorized officers, as of the day and year first above written.

SHORT-TERM INVESTMENTS TRUST

By:	/s/ Jeffrey H. Kupor
Name: Jeffrey H. Kupor
Title: Senior Vice President and Chief Legal
Officer

INVESCO INVESTMENT SERVICES, INC.

By:	/s/ William J. Galvin, Jr.
Name: William J. Galvin, Jr.
Title: President